For more information contact:	For Immediate Release
David D. Johnson Chief Financial Officer (502) 329-2000

BOARD MEMBER ROGER W. JOHNSON DIES AT AGE 70
LEAVES LEGACY OF SERVICE TO SYPRIS SOLUTIONS

LOUISVILLE, Ky. (Mar. 3, 2005) – Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today announced that a long-time member of its board of directors, Roger W. Johnson, passed away on February 25, 2005. He served many years as chairman of the board’s audit and finance committee and also served as a member of the nominating and governance committee.

        “Roger’s impact on Sypris will be forever lasting,” said Jeffrey T. Gill, president and chief executive officer. “We have had the good fortune of receiving the benefit of his wisdom and guidance for nearly a decade. Roger had an innate ability to cut to the heart of any matter and encouraged the practice of common sense and accountability. We will miss his inspirational leadership.”

        Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

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        101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 • (502) 329-2000 • Fax (502) 329-2050 • www.sypris.com